Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations,
Communications and Treasurer
(405) 225-4846

Sonic reports 15% Earnings PER SHARE Growth in THIRD fiscal quarter

System-wide Same-Store Sales Increased 5.3%

OKLAHOMA CITY (June 23, 2014) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for the third fiscal quarter ended May 31, 2014.

Key highlights of the company’s third fiscal quarter included:

•	Net income per diluted share was $0.30 compared with net income per diluted share of $0.26 in the third fiscal quarter of 2013;
•	System-wide same-store sales increased 5.3%;
•	Company drive-in margins improved by 40 basis points;
•	Ten new drive-ins were opened; and
•

The company repurchased approximately $11 million of stock bringing total repurchases for the year to $69.4 million, representing more than 6% of its outstanding shares as of the beginning of the fiscal year.

“Same-store sales for the quarter were especially strong, driven by our innovative product news, layered day-part promotional strategy and increased media efficiency.  The multiple initiatives we have in place to increase sales, profits and new drive-in development are working together nicely to optimize shareholder value,”  said Clifford Hudson, Sonic Corp. CEO.   “We have implemented our new point-of-sale system in all of our company drive-ins and expect to have the new digital point-of-purchase technology implemented in all of our company drive-ins by the end of summer.  Our multi-year implementation of these systems in franchisee-owned drive-ins will begin this fall.  Going forward, these technology initiatives to improve operational efficiency and enhance customer engagement will be an important contributor to increased sales and profits for our entire system.

Hudson continued, “We are confident our multi-layered growth strategy, which incorporates same-store sales growth, leverage from higher sales, deployment of free cash flow, increasing royalty revenues and new drive-in development, will continue to result in double-digit earnings per share growth in the near and long term.”

Same-Store Sales

For the third fiscal quarter ended May 31, 2014, system-wide same-store sales increased 5.3%, which was comprised of a 5.3% same-store sales increase at franchise drive-ins and an increase of 5.2% at company drive-ins.

Financial Overview

For the third fiscal quarter of 2014, the company’s net income increased to $16.8 million or $0.30 per diluted share, compared with net income of $14.8 million or $0.26 per diluted share in the same period in the prior year, resulting in earnings per share growth of 15%.

For the first nine months of fiscal 2014, net income totaled $29.1 million or $0.51 per diluted share compared with net income of $24.5 million or $0.43 per diluted share for the same period in fiscal 2013.  Excluding the items outlined below, net income and net income per diluted share would have both increased by 19%.

The following non-GAAP adjustments are intended to supplement the presentation of the company’s financial results in accordance with GAAP.  The company believes that the presentation of these items provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	Nine months ended		Nine months ended
	May 31, 2014		May 31, 2013
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$29,091	$0.51	$24,503	$0.43	$4,588	19%	$0.08	19%
Tax benefit from the IRS' acceptance of a federal tax method change	(484)	(0.01)	-	-
After-tax loss from early extinguishment of debt	-	-	315	0.01
Retroactive tax benefit of Work Opportunity Tax Credit ("WOTC") and resolution of tax matters	-	-	(743)	(0.02)
Adjusted - Non-GAAP	$28,607	$0.50	$24,075	$0.42	$4,532	19%	$0.08	19%

Development

During the third fiscal quarter, nine new franchise drive-ins and one new company drive-in were opened versus five new franchise drive-in openings during the third fiscal quarter of 2013.  Fiscal year-to-date, 22 new franchise drive-ins have opened versus nine drive-ins in the first nine months of fiscal 2013.

Share Repurchase Update

The company continued to use its existing cash and free cash flow1 to repurchase shares.  In the third quarter the company repurchased $11 million of stock and fiscal year-to-date has purchased $69.4 million at an average price of $19.32 per share representing more than 6% of its outstanding shares.

Fiscal Year 2014 Outlook

The company expects its initiatives to drive 14% to 15% earnings per share growth in fiscal 2014 as compared to the adjusted non-GAAP earnings per share for fiscal 2013.  The macroeconomic environment and its impact on consumer confidence, in addition to the pacing of capital investments, may impact results.  The outlook for the fourth fiscal quarter of 2014 anticipates the following elements:

•	Positive same-store sales in the low single digit range for the system;
•	15 to 20 new drive-in openings and fewer drive-in closings than in fiscal 2013;
•

Company drive-in margins improving between 75 to 125 basis points, depending upon the degree of same-store sales growth at company drive-ins and the level of commodity cost inflation over the summer months;

1 Free cash flow is defined as net income plus depreciation, amortization and stock compensation expenses, less capital expenditures.

•	Selling, general and administrative expense of $17.5 million to $18.5 million;
•	Depreciation and amortization expense of $11 million to $11.5 million;
•	Net interest expense of approximately $6 million; and
•	An income tax rate between 36.5% to 37.5%.

In addition, the outlook for fiscal 2014 anticipates the following elements:

•	Capital expenditures of $75 million to $80 million for the fiscal year, which reflects implementation of a new point-of-sale system and digital point-of-purchase technology in company drive-ins;
•	Free cash flow of approximately $10 million to $15 million for the fiscal year; and
•	The repurchase of $80 million of stock across the fiscal year utilizing existing cash on hand and free cash flow.

Earnings Conference Call

The company will host a conference call and online web simulcast this afternoon beginning at 5:00 p.m. ET.  The conference call can be accessed live by dialing (888) 228-5293 or (913) 312-1447 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 6253335.  The replay will be available until Monday, June 30, 2014.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast.  A link to this event may be found on the company’s investor relations website at http://ir.sonicdrivein.com/.

About Sonic

SONIC®, America’s Drive-In®, is the nation’s largest chain of drive-in restaurants with more than 3,500 drive-ins serving approximately 3 million customers every day.  Over the past 60 years, SONIC has delighted guests with signature menu items, more than 1 million drink combinations, friendly service by iconic Carhops and ongoing support of education through its award-winning Limeades for Learning® program.  SONIC received top honors as America’s “#1 burger quick service restaurant,” ranking in the top 5 of all brands in the 2014 Temkin Experience Ratings report.  For more information about Sonic Corp. (NASDAQ/NM: SONC) and its subsidiaries, please visit sonicdrivein.com.    Customers can also connect with SONIC at facebook.com/sonicdrivein or on Twitter @sonicdrive_in.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONC-F

SONIC CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	May 31,		May 31,
	2014	2013	2014	2013
Revenues:
Company Drive-In sales	$111,014	$108,445	$286,361	$285,607
Franchise Drive-Ins:
Franchise royalties and fees	38,795	35,833	96,598	91,749
Lease revenue	1,081	1,089	2,682	3,524
Other	1,297	1,267	2,939	2,903
Total revenues	152,187	146,634	388,580	383,783

Costs and expenses:
Company Drive-Ins:
Food and packaging	32,175	30,776	81,454	80,954
Payroll and other employee benefits	37,737	37,924	101,108	102,837
Other operating expenses, exclusive of
depreciation and amortization included below	21,805	21,356	62,049	62,143
Total cost of Company Drive-In sales	91,717	90,056	244,611	245,934

Selling, general and administrative	17,639	16,943	50,530	48,540
Depreciation and amortization	11,022	9,783	31,087	30,447
Other operating (income) expense, net	128	(142)	(37)	(353)
Total costs and expenses	120,506	116,640	326,191	324,568
Income from operations	31,681	29,994	62,389	59,215

Interest expense	6,328	7,170	19,095	22,293
Interest income	(112)	(153)	(373)	(462)
Loss from early extinguishment of debt	-	-	-	492
Net interest expense	6,216	7,017	18,722	22,323
Income before income taxes	25,465	22,977	43,667	36,892
Provision for income taxes	8,689	8,184	14,576	12,389
Net income	$16,776	$14,793	$29,091	$24,503

Basic income per share	$0.31	$0.26	$0.52	$0.43
Diluted income per share	$0.30	$0.26	$0.51	$0.43

Weighted average basic shares	54,382	56,005	55,544	56,492
Weighted average diluted shares	55,753	56,845	57,020	57,118

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Nine months ended
	May 31,		May 31,
	2014	2013	2014	2013
Drive-Ins in Operation
Company:
Total at beginning of period	388	405	396	409
Opened	1	1	1	1
Acquired from (sold to) franchisees	-	1	(7)	1
Closed (net of re-openings)	-	-	(1)	(4)
Total at end of period	389	407	389	407
Franchise:
Total at beginning of period	3,119	3,121	3,126	3,147
Opened	9	5	22	9
Acquired from (sold to) the company	-	(1)	7	(1)
Closed (net of re-openings)	(7)	(6)	(34)	(36)
Total at end of period	3,121	3,119	3,121	3,119
System-wide:
Total at beginning of period	3,507	3,526	3,522	3,556
Opened	10	6	23	10
Closed (net of re-openings)	(7)	(6)	(35)	(40)
Total at end of period	3,510	3,526	3,510	3,526

	Three months ended		Nine months ended
	May 31,		May 31,
	2014	2013	2014	2013
	($ in thousands)		($ in thousands)
Sales Analysis
Company Drive-Ins:
Total sales	$111,014	$108,445	$286,361	$285,607
Average drive-in sales	286	267	738	704
Change in same-store sales	5.2%	(1.1)%	3.0%	1.5%
Franchised Drive-Ins:
Total sales	$995,259	$937,092	$2,560,933	$2,469,033
Average drive-in sales	324	306	828	798
Change in same-store sales	5.3%	0.2%	3.2%	0.9%
System-wide:
Change in total sales	5.8%	0.1%	3.4%	1.0%
Average drive-in sales	$320	$301	$819	$787
Change in same-store sales	5.3%	0.1%	3.1%	0.9%

Note:  Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Nine months ended
	May 31,		May 31,
	2014	2013	2014	2013
Revenues (in thousands)
Company Drive-In sales	$111,014	$108,445	$286,361	$285,607
Franchise Drive-Ins:
Franchise royalties	38,519	35,756	95,807	91,491
Franchise fees	276	77	791	258
Lease revenue	1,081	1,089	2,682	3,524
Other	1,297	1,267	2,939	2,903
Total revenues	$152,187	$146,634	$388,580	$383,783

	Three months ended		Nine months ended
	May 31,		May 31,
	2014	2013	2014	2013
Margin Analysis (percentage of Company Drive-In sales)
Company Drive-Ins:
Food and packaging	29.0%	28.4%	28.4%	28.3%
Payroll and employee benefits	34.0	35.0	35.3	36.0
Other operating expenses	19.6	19.6	21.7	21.8
Cost of Company Drive-In sales	82.6%	83.0%	85.4%	86.1%

	May 31,	August 31,
	2014	2013
Selected Balance Sheet Data	(In thousands)
Cash and cash equivalents	$34,840	$77,896
Current assets	99,135	140,722
Property, equipment and capital leases, net	428,432	399,661
Total assets	$641,359	$660,794

Current liabilities, including capital lease obligations and
long-term debt due within one year	$71,937	$72,930
Obligations under capital leases due after one year	23,676	22,458
Long-term debt due after one year	430,037	437,380
Total liabilities	583,822	583,330
Stockholders' equity	$57,537	$77,464